Exhibit 99.1

CONTACT:	Alisa Rosenberg
(914) 640-5214

FOR IMMEDIATE RELEASE
April 27, 2006

STARWOOD REPORTS FIRST QUARTER 2006 RESULTS
WHITE PLAINS, NY, April 27, 2006 — Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT):
First Quarter 2006 Highlights
•	Excluding special items, EPS from continuing operations increased 17.1% to $0.41 compared to $0.35 for the first quarter of 2005. Including special items, EPS from continuing operations was $0.34 compared to $0.36 in the first quarter of 2005.

•	Worldwide system-wide REVPAR, excluding Le Méridien, increased 10.3% compared to the first quarter of 2005. System-wide REVPAR for Same-Store Hotels in North America increased 12.1% when compared to the first quarter of 2005.

•	Worldwide REVPAR for Same-Store Owned Hotels grew 9.8% in total; W Hotels (15.8%), Westin (10.6%), Sheraton (8.0%), and St. Regis/Luxury Collection (6.0%), with most of these brands experiencing both ADR and occupancy gains.

•	North America REVPAR at Same-Store Owned Hotels increased 12.8% when compared to the first quarter of 2005. ADR for these hotels increased 10.6%.

•	Margins at Starwood branded Same-Store Owned Hotels in North America and Worldwide improved approximately 300 and 225 basis points, respectively, when compared to the first quarter of 2005.

•	Management and franchise revenues increased 34.2% when compared to 2005, including fees from the Le Méridien hotels (15.8% excluding the Le Méridien hotels).

•	Excluding residential sales, contract sales at vacation ownership properties were up 18.5% when compared to 2005. However, reported revenues from vacation ownership and residential sales decreased $37 million when compared to 2005 primarily due to the higher amount of contract sales at properties which were in the preliminary stages of construction during 2006 and the application of percentage of completion accounting to such sales.

•	Excluding special items, income from continuing operations increased 18.2% to $91 million compared to $77 million in the same period of 2005. Net income, including special items and a one-time expense of $72 million (after-tax) related to the implementation of a new timeshare accounting rule, was $5 million compared to $79 million in the first quarter of 2005.

•	Total Company Adjusted EBITDA decreased 7.6% to $266 million when compared to $288 million in 2005. The year over year reduction is due primarily to asset sales, continued lost business from last year’s hurricanes, stock option expenses, and a loss on an unconsolidated joint venture hotel being marketed for sale.

•	On April 10, 2006 the Company completed the sale of 28 hotels to Host Hotels & Resorts, Inc. (“Host”) for $3.54 billion. An additional seven hotels are expected to be sold to Host during the second quarter with $661 million of additional cash consideration to be paid to the Company and $31 million of additional debt to be assumed by Host.

•	Since January 1, 2006, the Company has returned more than $3.5 billion to shareholders including $2.8 billion in connection with the Host transaction, $447 million for the repurchase of 7 million shares of its stock and $276 million in dividends.
Starwood Hotels & Resorts Worldwide, Inc. (“Starwood” or the “Company”) today reported EPS from continuing operations for the first quarter of 2006 of $0.34 compared to $0.36 in the first quarter of 2005. Excluding special items, EPS from continuing operations was $0.41 for the first quarter of 2006 compared to $0.35 in the first quarter of 2005. Special items net to a $14 million loss and include debt defeasance costs and transition costs associated with the Le Méridien transaction, offset by net gains realized on the sale of several hotels.
Income from continuing operations, including the special items discussed above, was $77 million in the first quarter of 2006 compared to $79 million in 2005. Excluding special items, income from continuing operations was $91 million for the first quarter of 2006 compared to $77 million in 2005.
Income from continuing operations for the first quarter of 2006 as compared to 2005 was impacted by four major items:
•	Operating income (before depreciation) was impacted as a result of the sale of 16 hotels since the first quarter of 2005. These hotels had $5 million of revenues and $5 million of expenses in 2006 as compared to $56 million of revenues and $44 million of expenses in the same quarter of 2005.

•	As a result of last year’s hurricanes, operating income at the Company’s owned hotels in New Orleans and Cancun, Mexico was down $4 million, net of business interruption insurance.

•	The Company implemented SFAS 123(R), “Share Based Payment” on January 1, 2006 which resulted in approximately $12 million of non-cash stock option expense.

•	The Company recorded an $8 million impairment loss on an unconsolidated joint venture hotel that is being marketed for sale.
Net income (after a one-time expense of $72 million (after-tax) related to the implementation of SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions” which was recorded as a cumulative effect of a change in accounting) was $5 million and EPS was $0.02 in the first quarter of 2006 compared to $79 million and EPS of $0.36 in the first quarter of 2005. The effective tax rate for the first quarter of 2006 was 15.8%.
Total Company Adjusted EBITDA decreased 7.6% to $266 million when compared to $288 million in 2005. Cash flow from operations was $145 million compared to cash flow from operations of $59 million in 2005.

Steven J. Heyer, CEO, said “It was an outstanding quarter. We beat our growth expectations in all business segments, delivering North America Owned REVPAR growth of 12.8% and margin growth of 300 basis points. Worldwide System-wide REVPAR grew 10.3% and our management and franchise revenues grew over 34%, continued evidence that the lodging business remains robust.
We remain focused on our strategic initiatives — service excellence; brand development; pipeline development; vacation ownership growth; real estate development and repositioning. We launched new advertising programs for Westin and Sheraton, and we began to retrain our associates around the world to deliver branded signature services to our guests. We also completed the most significant component of the Le Meridien integration.
Since the beginning of the year, we returned more than $3.5 billion in value to our shareholders. We closed on the bulk of the assets sales to Host, returning $2.8 billion directly to shareholders in Host stock and cash, we repurchased $447 million or 7 million shares of our stock and we paid $276 million in dividends.”
Operating Results
First Quarter Ended March 31, 2006
Owned, Leased and Consolidated Joint Venture Hotels
Worldwide REVPAR for Same-Store Owned Hotels increased 9.8%. REVPAR at Same-Store Owned Hotels in North America increased 12.8%; 15.8% at W, 13.6% at Westin, 13.4% at St. Regis/Luxury Collection and 10.3% at Sheraton. REVPAR growth was particularly strong at the Company’s owned hotels in New York, San Diego, Atlanta, Seattle and Chicago. Internationally, Same-Store Owned Hotel REVPAR increased 3.4% excluding the impact of foreign exchange. As reported, in US dollars, Same-Store Owned Hotel REVPAR increased 1.8%, with Latin America up 21.0%, Europe down 2.2%, and Asia Pacific down 16.2%.
Revenues at Same-Store Owned Hotels in North America increased 12.0% while costs and expenses increased 7.9% when compared to 2005. Margins at Starwood branded Same-Store Hotels increased 300 basis points.
Revenues at Same-Store Owned Hotels Worldwide increased 8.9% while costs and expenses increased 6.0% when compared to 2005. Margins at Starwood branded Same-Store Hotels increased 225 basis points.
Reported revenues at owned, leased and consolidated joint venture hotels were $822 million when compared to $813 million in 2005. Reported revenues were impacted by the sale of 16 hotels since the end of the first quarter of 2005. These hotels contributed $5 million in revenues in 2006 compared to $56 million in the same quarter of 2005. Reported revenues were also negatively impacted by $10 million from changes in foreign exchange rates.

Reported operating income (before depreciation) from owned, leased and consolidated joint venture hotels was impacted by two factors:
•	As discussed earlier, total Company operating income (before depreciation) was impacted as a result of the sale of 16 hotels since the first quarter of 2005. These hotels had $5 million of revenues and $5 million of expenses in 2006 as compared to $56 million of revenues and $44 million of expenses in the same quarter of 2005.

•	As a result of last year’s hurricanes, operating income at the Company’s owned hotels in New Orleans and Cancun, Mexico was down $4 million, net of business interruption insurance.
Management and Franchise Fees
Worldwide system-wide (owned, managed and franchised) REVPAR, excluding Le Méridien, increased 10.3% compared to the first quarter of 2005. System-wide REVPAR for Same-Store Hotels in North America, excluding Le Méridien hotels, increased 12.1%; W Hotels 15.1%, St. Regis/Luxury Collection 13.0%, Westin 12.4% and Sheraton 11.2%.
Management fees, franchise fees and other income were $132 million, up $28 million, or 26.9%, from the first quarter of 2005. Management fees grew by 55.6% to $56 million and franchise fees grew 20.0% to $36 million. The increase is related to the addition of new hotels (including Le Méridien), growth in REVPAR of existing hotels under management, offset in part by fees associated with hotels that left the system.
Le Méridien hotels contributed approximately $14 million of management and franchise fees during the first quarter of 2006. The integration of Le Méridien, which the Company acquired in November of last year, is proceeding well. During the first quarter, the Company completed the full integration of the reservations, distribution, loyalty and sales functions, allowing Le Méridien hotels to take advantage of the power of Starwood’s global infrastructure and sales and marketing systems, giving it a solid foundation for growth.
During the first quarter of 2006, the Company signed 28 hotel management and franchise contracts (representing approximately 7,700 rooms; 12 Westin, 10 Sheraton, 2 W Hotels, 2 Four Points by Sheraton, 1 St. Regis and 1 Le Méridien) including the Sheraton Philadelphia City Center (Philadelphia, Pennsylvania, 757 rooms), Westin Beijing at Chaoyang (Beijing, China, 558 rooms) and the Sheraton Guangzhou-Teem Plaza (Guangzhou, China, 442 rooms). Of the hotels signed in the quarter, 20 were new builds and 8 were conversions from other brands. The Company had approximately 260 hotels and approximately 76,000 rooms in its active global development pipeline at March 31, 2006, with roughly half of that number in international locations. The Company expects to sign approximately 150 hotel management and franchise contracts in 2006.
During the first quarter of 2006, nine new hotels and resorts (representing approximately 1,600 rooms) entered the system, including the Westin Arlington Gateway (Arlington, Virginia, 336 rooms) and the Le Meridien St. Julians (St. Julians, Malta, 276 rooms). Eight properties (representing approximately 2,100 rooms) were removed from the system during the quarter. The Company expects to open more than 50 hotels (representing approximately 14,000 rooms) in 2006.

Vacation Ownership
While sales of vacation ownership intervals were up 18.5%, total vacation ownership revenues decreased $32 million or 17.1% to $155 million when compared to 2005 due primarily to the impact of percentage of completion accounting for pre-sales at projects under construction. The average price per vacation ownership unit sold increased approximately 6.1% to $28,708, and the number of contracts signed increased approximately 11.3% when compared to 2005. Fractional sales at the St. Regis in New York in the first quarter of 2006 were higher than anticipated due to a faster than expected start to the project.
While reported revenues were down year over year as discussed above, reported expenses were relatively flat primarily as a result of the accelerated recognition of sales and marketing expenses in accordance with the new timeshare accounting rules which were implemented effective January 1, 2006.
During the first quarter of 2006, the Company was actively selling vacation ownership interests at 15 resorts, compared to 11 resorts in the first quarter 2005. New resorts in active sales included the Westin Lagunamar Resort in Cancun, Mexico. In addition, the Company started pre-sales at the Westin Princeville Resort in Kauai, Hawaii and the St. Regis Residence Club in New York during the quarter. Starwood Vacation Ownership is also in the predevelopment phase of several new vacation ownership resorts.
During the first quarter of 2006, the Company recorded a one time expense of $72 million (after-tax) as a cumulative effect of a change in accounting associated with the adoption of SFAS No.152, “Accounting for Real Estate Time-Share Transactions.”
Residential
The Company recognized residential revenues of approximately $39 million from continuing sales at the St. Regis Museum Tower in San Francisco, a decrease of $5 million compared to 2005. To date, the Company has invested approximately $334 million in the St. Regis San Francisco project which opened in November 2005. Through March 31, 2006, the Company has recognized approximately $237 million in revenues from the sale of the project’s 102 condominiums. The condominiums have sold faster than anticipated in the first quarter and, as of the end of the quarter, only three condominiums remained available for sale.
Selling, General, Administrative and Other
Selling, general, administrative and other expenses increased 29.3% over the first quarter of 2005. Approximately $10 million of the increase is related to stock based compensation, including approximately $9 million of stock option expense. The remainder of the increase primarily relates to costs of sales and other expenses at the Company’s Bliss Spa business.
Asset Sales
On April 10, 2006, the Company completed the sale of 28 hotels to Host for total consideration of approximately $3.54 billion (including cash, Host stock and the assumption of debt). The Company expects to complete the sale of the seven remaining hotels in the portfolio later this quarter and expects to receive proceeds of $661 million in cash and $31 million in the form of property level debt which Host will assume when those sales are closed.

In addition to the portfolio of hotels sold to Host, during the first quarter of 2006, the Company sold five wholly-owned hotels for cash proceeds of approximately $269 million and recorded a net pre-tax gain of approximately $30 million associated with these sales. It is anticipated that two additional hotels will be sold in the second quarter of 2006 for approximate cash proceeds of $105 million.
Capital
Gross capital spending during the quarter included approximately $70 million in renovations of hotel assets including construction capital at the Sheraton Hotel & Towers in New York, New York and the Sheraton Centre Toronto Hotel in Toronto, Canada. Investment spending on gross VOI inventory was $39 million, which was offset by cost of sales of $34 million associated with VOI sales during the quarter. The inventory spend included VOI construction at the Westin Ka’anapali Ocean Resort Villas North in Maui, Hawaii, the Sheraton Vistana Villages in Orlando, Florida, the Westin Princeville Resort in Kauai, Hawaii and the Westin Kierland Villas in Scottsdale, Arizona.
Share Repurchase
During the first quarter of 2006, the Company repurchased approximately 7 million shares at a total cost of approximately $447 million. At March 31, 2006, approximately $596 million remained available under the Company’s Board authorized share repurchase program. Starwood had approximately 218 million shares outstanding (including partnership units and exchangeable preferred shares) at March 31, 2006.
Dividend
The 2005 annual dividend of $0.84 per share, declared on December 20, 2005, was paid on January 20, 2006. Also during the first quarter of 2006, Starwood Hotels & Resorts (the “Trust”) declared a dividend of $0.21 per share, which was paid on March 10, 2006. In addition, the Trust declared a second quarter dividend of $0.21 per share, which was paid on April 7, 2006. It is currently expected that, subject to the approval of the Board of Directors, the remaining 2006 dividend of $0.42 per share will be declared by the Corporation in December 2006 to be paid in January 2007, as set forth in the recently announced dividend policy that was adopted by the Board of Directors.
Balance Sheet
At March 31, 2006, the Company had total debt (including debt classified as held for sale) of $4.226 billion and cash and cash equivalents (including $295 million of restricted cash) of $1.055 billion, or net debt of $3.171 billion, compared to net debt of $2.941 billion at the end of 2005. Following the first phase of the Host transaction, net debt decreased by approximately $677 million (representing the gross cash proceeds received by Starwood in the transaction and debt assumed by Host) to approximately $2.5 billion and is expected to further decrease upon the closing of the sale of the remaining assets to Host later this quarter with $661 million of expected cash consideration and $31 million of debt to be assumed.
At March 31, 2006, debt was approximately 56% fixed rate and 44% floating rate and its weighted average maturity was 4.9 years with a weighted average interest rate of 6.09%. The Company had cash (including total restricted cash) and availability under domestic and international revolving credit facilities of approximately $1.619 billion.

Outlook
All comments in the following paragraphs and certain comments in this release above are deemed to be forward-looking statements. These statements reflect expectations of the Company’s performance given its current base of assets and its current understanding of external economic and geo-political environments. Actual results may differ materially.
The Company’s guidance for 2006 assumes:
•	The closing of the 28 hotels sold to Host on April 10th, the closing of four deferred European hotels in early May and three deferred hotels by the end of the second quarter. Revenues and direct expenses in the second quarter from the Host hotels are expected to be $37 million and $27 million.

•	Additional owned, leased and consolidated joint venture hotel revenues and expenses of $110 million and $90 million for the balance of the year from the three Canadian hotels which were originally included in the Host portfolio and which are now being retained by Starwood.

•	Stock option expense of $45 million or $0.13 per Share for the full year per our previous guidance.

•	Income of $30 million related to the amortization of the deferred gain associated with the sale of the hotels to Host for the period subsequent to the sale (annualized amount of $42 million is lower than the previous guidance of $50 million per year primarily due to the three Canadian hotels which are now being retained by Starwood).
For the three months ended June 30, 2006, if REVPAR at Same-Store Owned Hotels in North America increases approximately 10% — 12% versus the same period in 2005:
•	Adjusted EBITDA would be expected to be approximately $295 million assuming:
•	Worldwide and North America Same-Store Owned Hotel EBITDA growth of 15% to 17%.

•	Worldwide and North America Same-Store Owned Hotel margin improvement of approximately 150 — 200 basis points.

•	Growth from management and franchise fees of approximately 45% to 50% including fees earned from the hotels sold to Host and 20% to 22%, excluding these hotels sold to Host.

•	A decline in operating income from our vacation ownership and residential business of $10 million to $15 million due to percentage of completion accounting for pre-sales at new timeshare projects. This guidance reflects a shift of approximately $10 million of operating income for the vacation ownership and residential business from the second quarter to the first quarter of 2006 as a result of faster than anticipated fractional sales at the St. Regis New York and faster sales of the condominiums at the St. Regis in San Francisco.
•	Income from continuing operations, excluding special items, would be expected to be approximately $130 million at an effective tax rate of approximately 20%.

•	EPS would be expected to be approximately $0.58.

For the full year 2006, assuming REVPAR at Same-Store Owned Hotels in North America increases approximately 9% — 11% versus 2005:
•	Full year Adjusted EBITDA would be expected to be approximately $1.260 billion assuming:
•	Worldwide and North America Same-Store Owned Hotel EBITDA growth of 15% to 17%.

•	Worldwide and North America Same-Store Owned Hotel margin improvement of approximately 150 — 200 basis points.

•	Growth from management and franchise fees of approximately 45% to 50% including fees from the hotels sold to Host and 20% to 22%, excluding fees from the hotels sold to Host.

•	An increase in operating income from our vacation ownership and residential business of $25 million to $35 million (including gains on sales of vacation ownership notes receivable of $10 million to $15 million)
•	Full year income from continuing operations, excluding special items, would be expected to be approximately $513 million at an effective tax rate of approximately 28.5%. This assumes a 20% tax rate in the second quarter and a 35% tax rate for the remainder of the year.

•	Full year EPS would be expected to be approximately $2.28.

•	Full year capital expenditures (excluding timeshare inventory) would be approximately $500 million, including $200 million for maintenance, renovation and technology and $300 million for other growth initiatives. Additionally, net capital expenditures for timeshare inventory would be approximately $175 million.

•	For the full year the Company expects cash interest expense of approximately $205 million and cash taxes of approximately $150 million.
The Company’s guidance excludes the first quarter special items discussed below as well as:
•	Transition costs associated with the Le Méridien transaction which closed in 2005 of approximately $9 million in the second quarter and $25 million in the full year.

•	A one time income tax item which will be recorded in the second quarter in connection with the closing of the Host transaction.

Special Items
The Company recorded net charges of $14 million (after-tax) for special items in the first quarter of 2006 compared to $2 million of net credits (after-tax) in the same period of 2005.
Special items in the first quarter of 2006 primarily relate to debt defeasance costs and transition costs associated with the Le Méridien transaction, partially offset by the net gains realized on the sale of several hotels.
The following represents a reconciliation of income from continuing operations before special items to income from continuing operations after special items (in millions, except per share data):

	Three Months Ended
	March 31,
	2006	2005
Income from continuing operations before special items	$91	$77

EPS before special items	$0.41	$0.35

Special Items
Restructuring and other special charges, net (a)	(9)	—
Debt defeasance costs (b)	(37)	—
Gain on asset dispositions and impairments, net (c)	25	1

Total special items – pre-tax	(21)	1
Income tax benefit (expense) for special items (d)	8	(1)
Reserves and credits associated with tax matters (e)	(1)	2

Total special items – after-tax	(14)	2

Income from continuing operations	$77	$79

EPS including special items	$0.34	$0.36

(a)	Restructuring and other special charges, net primarily related to transition costs associated with the Le Méridien transaction.

(b)	During the three months ended March 31, 2006, the Company completed two transactions whereby it was released from certain debt obligations that allowed Starwood to sell certain hotels that previously served as collateral for such debt. The Company incurred expenses totaling $37 million in connection with the early extinguishment of these debt obligations. These expenses are reflected in interest expense in the Company’s consolidated statement of income.

(c)	For the three months ended March 31, 2006, primarily reflects the net gains recorded on the sale of five hotels partially offset by an adjustment to reduce the gain on the sale of a hotel in 2004 as certain contingencies associated with that sale became probable in the quarter. For the three months ended March 31, 2005, reflects the reversal of a reserve related to the financing of a hotel previously sold, which is no longer required as the loan has been repaid, offset in part by the net loss from the sale of two hotels.

(d)	Represents taxes on special items at the Company’s incremental tax rate.

(e)	During the three months ended March 31, 2006, the Company recorded an adjustment to the deferred taxes related to the deferred gain on the sale of a hotel in 2005. Income tax benefit in the three months ended March 31, 2005 reflects a state tax refund related to tax years prior to the 1995 split-up of ITT Corporation.
The Company has included the above supplemental information concerning special items to assist investors in analyzing Starwood’s financial position and results of operations. The Company has chosen to provide this information to investors to enable them to perform meaningful comparisons of past, present and future operating results and as a means to emphasize the results of core on-going operations.
Starwood will be conducting a conference call to discuss the first quarter financial results at 10:30 a.m. (EST) today. The conference call will be available through simultaneous webcast in the Investor Relations/Press Releases section of the Company’s website at

http://www.starwoodhotels.com. A replay of the conference call will also be available from 12:30 p.m. (EST) today through Thursday, May 4 at 12:00 midnight (EST) on both the Company’s website and via telephone replay at (719) 457-0820 (access code 4397589).
Definitions
All references to EPS, unless otherwise noted, reflect earnings per diluted share from continuing operations. All references to “net capital expenditures” mean gross capital expenditures for timeshare and fractional inventory net of cost of sales. EBITDA represents net income before interest expense, taxes, depreciation and amortization. The Company believes that EBITDA is a useful measure of the Company’s operating performance due to the significance of the Company’s long-lived assets and level of indebtedness. EBITDA is a commonly used measure of performance in its industry which, when considered with GAAP measures, the Company believes gives a more complete understanding of the Company’s ability to service debt, fund capital expenditures, pay income taxes and pay cash distributions. It also facilitates comparisons between the Company and its competitors. The Company’s management has historically adjusted EBITDA (i.e., “Adjusted EBITDA”) when evaluating operating performance for the total Company as well as for individual properties or groups of properties because the Company believes that the inclusion or exclusion of certain recurring and non-recurring items, such as the special items described on page 9 of this release and/or revenues and costs and expenses from hotels sold, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results. The Company’s management also used Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions and it is used in the annual budget process. Due to guidance from the Securities and Exchange Commission, the Company now does not reflect such items when calculating EBITDA; however, the Company continues to adjust for these special items and refers to this measure as Adjusted EBITDA. The Company has historically reported this measure to its investors and believes that the continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and provides a means to evaluate the results of its core on-going operations. EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and such metrics should not be considered as an alternative to net income, cash flow from operations or any other performance measure prescribed by GAAP. The Company’s calculation of EBITDA and Adjusted EBITDA may be different from the calculations used by other companies and, therefore, comparability may be limited.
All references to Same-Store Owned Hotels reflect the Company’s owned, leased and consolidated joint venture hotels, excluding hotels sold to date, undergoing significant repositionings or for which comparable results are not available (i.e., hotels not owned during the entire periods presented or closed due to seasonality or hurricane damage.) REVPAR is defined as revenue per available room. ADR is defined as average daily rate.
All references to contract sales or originated sales reflect vacation ownership sales before revenue adjustments for percentage of completion accounting methodology.
All references to management and franchise revenues represent base and incentive fees, franchise fees and termination fees offset by payments by Starwood under performance and other guarantees.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with approximately 850 properties in more than 95 countries and 145,000 employees at its owned and managed properties. Starwood® Hotels is a fully integrated owner, operator and franchisor of hotels and resorts with the following internationally renowned brands: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W®, Le Méridien® and the recently announced aloft (SM). Starwood Hotels also owns Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com.

** Please contact Starwood’s new, toll-free media hotline at (866) 4-STAR-PR
(866-478-2777) for photography or additional information.**

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties and other factors that may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Further results, performance and achievements may be affected by general economic conditions including the prospects for improved performance internationally, the impact of war and terrorist activity, business and financing conditions, foreign exchange fluctuations, cyclicality of the real estate and the hotel and vacation ownership businesses, operating risks associated with the hotel and vacation ownership businesses, relationships with associates and labor unions, customers and property owners, the impact of the internet reservation channels, our reliance on technology, domestic and international political and geopolitical conditions, competition, governmental and regulatory actions (including the impact of changes in U.S. and foreign tax laws and their interpretation), travelers’ fears of exposure to contagious diseases, risk associated with the level of our indebtedness, risk associated with potential acquisitions and dispositions, and other circumstances and uncertainties. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per Share data)

	Three Months Ended
	March 31,
			%
	2006	2005	Variance

Revenues
Owned, leased and consolidated joint venture hotels	$822	$813	1.1
Vacation ownership and residential sales and services	194	231	(16.0)
Management fees, franchise fees and other income	132	104	26.9
Other revenues from managed and franchised properties (a)	293	258	13.6

	1,441	1,406	2.5

Costs and Expenses
Owned, leased and consolidated joint venture hotels	640	641	0.2
Vacation ownership and residential	165	167	1.2
Selling, general, administrative and other	106	82	(29.3)
Restructuring and other special charges, net	9	—	n/m
Depreciation	68	105	35.2
Amortization	5	5	—
Other expenses from managed and franchised properties (a)	293	258	(13.6)

	1,286	1,258	(2.2)

Operating income	155	148	4.7
Equity earnings from unconsolidated ventures, net	6	13	(53.8)
Interest expense, net of interest income of $6 and $2	(97)	(62)	(56.5)
Gain on asset dispositions and impairments, net	25	1	n/m

Income from continuing operations before taxes and minority equity	89	100	(11.0)
Income tax expense	(14)	(21)	33.3
Minority equity in net loss	2	—	n/m

Income from continuing operations	77	79	(2.5)
Cumulative effect of accounting change	(72)	—	n/m

Net income	$5	$79	(93.7)

Earnings (Loss) Per Share – Basic
Continuing operations	$0.35	$0.37	(5.4)
Cumulative effect of accounting change	(0.33)	—	n/m

Net income	$0.02	$0.37	(94.6)

Earnings (Loss) Per Share – Diluted
Continuing operations	$0.34	$0.36	(5.6)
Cumulative effect of accounting change	(0.32)	—	n/m

Net income	$0.02	$0.36	(94.4)

Weighted average number of Shares	215	212

Weighted average number of Shares assuming dilution	225	221

(a)	The Company includes in revenues the reimbursement of costs incurred on behalf of managed hotel property owners and franchisees with no added margin and includes in costs and expenses these reimbursed costs. These costs relate primarily to payroll costs at managed properties where the Company is the employer.
n/m = not meaningful

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except share data)

	March 31,	December 31,
	2006	2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$760	$897
Restricted cash	286	295
Accounts receivable, net of allowance for doubtful accounts of $48 and $50	576	642
Inventories	363	280
Prepaid expenses and other	161	169

Total current assets	2,146	2,283
Investments	393	403
Plant, property and equipment, net	3,986	4,113
Assets held for sale (a)	2,848	2,955
Goodwill and intangible assets, net	2,299	2,298
Other assets (b)	410	402

	$12,082	$12,454

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings and current maturities of long-term debt (c).	$758	$1,219
Accounts payable	150	156
Accrued expenses	931	1,049
Accrued salaries, wages and benefits	212	297
Accrued taxes and other	108	158

Total current liabilities	2,159	2,879
Long-term debt (c)	3,361	2,818
Long-term debt held for sale (d)	107	108
Deferred income taxes	514	562
Other liabilities	1,042	851

	7,183	7,218

Minority interest	23	25
Commitments and contingencies
Stockholders’ equity:
Class A exchangeable preferred shares of the Trust; $0.01 par value; authorized 30,000,000 shares; outstanding 562,222 and 562,222 shares at March 31, 2006 and December 31, 2005, respectively	—	—
Class B exchangeable preferred shares of the Trust; $0.01 par value; authorized 15,000,000 shares; outstanding 0 and 24,627 shares at March 31, 2006 and December 31, 2005, respectively	—	—
Corporation common stock; $0.01 par value; authorized 1,050,000,000 shares; outstanding 216,254,061 and 217,218,781 shares at March 31, 2006 and December 31, 2005, respectively	2	2
Trust Class B shares of beneficial interest; $0.01 par value; authorized 1,000,000,000 shares; outstanding 216,254,061 and 217,218,781 shares at March 31, 2006 and December 31, 2005, respectively	2	2
Additional paid-in capital	5,106	5,412
Deferred compensation	—	(53)
Accumulated other comprehensive loss	(317)	(322)
Retained earnings	83	170

Total stockholders’ equity	4,876	5,211

	$12,082	$12,454

(a)	Includes 35 hotels expected to be sold in connection with the definitive agreement signed on November 14, 2005 with Host Hotels & Resorts, Inc. The Company completed the sale of 28 of these hotels on April 10, 2006 and expects to sell the remaining seven hotels in the second quarter of 2006.

(b)	Includes restricted cash of $9 million and $12 million at March 31, 2006 and December 31, 2005, respectively.

(c)	Excludes Starwood’s share of unconsolidated joint venture debt aggregating approximately $478 million and $469 million at March 31, 2006 and December 31, 2005, respectively.

(d)	Represents the debt that is expected to be assumed by Host Hotels & Resorts, Inc. in connection with the definitive agreement signed on November 14, 2005.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Non-GAAP to GAAP Reconciliations – Historical Data
(in millions)

	Three Months Ended
	March 31,
			%
	2006	2005	Variance
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
Net income	$5	$79	(93.7)
Interest expense(a)	108	69	56.5
Income tax expense	14	21	(33.3)
Depreciation(b)	76	114	(33.3)
Amortization (c)	7	6	16.7

EBITDA	210	289	(27.3)
Gain on asset dispositions and impairments, net	(25)	(1)	n/m
Restructuring and other special charges, net	9	—	n/m
Cumulative effect of accounting change	72	—	n/m

Adjusted EBITDA	$266	$288	(7.6)

(a)	Includes $5 million and $5 million of interest expense related to unconsolidated joint ventures for the three months ended March 31, 2006 and 2005, respectively.

(b)	Includes $8 million and $9 million of Starwood’s share of depreciation expense of unconsolidated joint ventures for the three months ended March 31, 2006 and 2005, respectively.

(c)	Includes $2 million and $1 million of Starwood’s share of amortization expense of unconsolidated joint ventures for the three months ended March 31, 2006 and 2005, respectively.

	Three Months Ended
	March 31,
	2006	2005
Cash Flow Data
Net income	$5	$79
(Increase) decrease in restricted cash	12	(58)
Adjustments to income from continuing operations, changes in working capital, and other.	128	38

Cash from operating activities	$145	$59

Cash from (used for) investing activities	$204	$(69)

Cash from (used for) financing activities	$(487)	$2

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Non-GAAP to GAAP Reconciliations – Future Performance
(In millions)

Three Months Ended		Year Ended
June 30, 2006		December 31, 2006
$ 124	Net income	$418
50	Interest expense	242
29	Income tax expense	195
83	Depreciation and amortization	335

286	EBITDA	1,190
—	Gain on asset disposition and impairments, net	(25)
9	Restructuring and other special charges, net	23
—	Cumulative effect of accounting change	72

$ 295	Adjusted EBITDA	$1,260

Three Months Ended		Year Ended
June 30, 2006		December 31, 2006
$ 124	Income from continuing operations	$490

$ 0.55	EPS	$2.18

	Special Items
9	Restructuring and other special charges, net	23
—	Debt defeasance costs	37
—	Gain on asset dispositions and impairments, net	(25)

9	Total special items – pre-tax	35
(3)	Income tax (benefit) expense on special items	(13)
—	Reserves and credits associated with tax matters	1

6	Total special items – after-tax	23

$ 130	Income from continuing operations excluding special items	$513

$ 0.58	EPS excluding special items	$2.28

Three Months
Ended		Year Ended
June 30, 2005		December 31, 2005
$ 145	Net income	$422
68	Interest expense	283
47	Income tax expense	218
108	Depreciation	423
6	Amortization	26

374	EBITDA	1,372
17	Loss on asset dispositions and impairments, net	30
—	Discontinued operations	2
—	Restructuring and other special charges, net	13

$ 391	Adjusted EBITDA	$1,417

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Non-GAAP to GAAP Reconciliations – Future Performance (continued)
(in millions)
Reconciliation from Previous Full Year Guidance to Current Full Year Guidance

Previous full year 2006 EBITDA guidance (1)	$1,210
First Quarter Impact
Add: Q1 performance above prior guidance	28
Less: Residential and vacation ownership operating income accelerated into Q1 from Q2	(10)

18

Impact related to the Host transaction
Add: Expected balance of year results from retained Canadian hotels
Revenues	110
Expenses	(90)
Add: Expected second quarter results from deferred hotels to be sold to Host in the second quarter
Revenues	37
Expenses	(27)
Less: Reduction in gain amortization (primarily due to retained Canadian hotels)	(8)

22

Balance of year forecast
Add: Increase in management and franchise fees	10
Add: Additional business interruption insurance and other income	10
Less: Reduced residential and vacation ownership operating income	(10)

10

Current full year 2006 EBITDA guidance	$1,260

Previous full year EPS guidance (1)	$2.14
Add: EPS associated EBITDA increase discussed above.	0.15
Less: Increased depreciation expense primarily associated with the retained Canadian hotels.	(0.04)
Less: Increased interest expense due to the retention of the Canadian hotels, delayed closing of the Host transaction and the retention of the SHC bonds.	(0.08)
Add: Lower tax rate primarily due to the benefit from the payment of the second quarter 2006 dividend from the Trust.	0.14
Less: Higher shares outstanding primarily due to adjustments to stock options and restricted stock as a result of the depairing of the class B shares in connection with the Host transaction.	(0.03)

Current full year 2006 guidance	$2.28

(1)	See Starwood’s fourth quarter 2005 earnings release for the non-GAAP to GAAP reconciliation of the previous EPS and EBITDA guidance.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Non-GAAP to GAAP Reconciliations – Same Store Owned Hotel Revenue and Expenses
(In millions)

	Three Months Ended
	March 31,
Same-Store Owned Hotels (1)			%
Worldwide	2006	2005	Variance
Revenue
Same-Store Owned Hotels	$735	$675	8.9
Hotels Sold or Closed in 2006 and 2005 (16 hotels)	5	56	(91.1)
Hotels Without Comparable Results (14 hotels)	82	82	—

Total Owned, Leased and Consolidated Joint Venture Hotels Revenue	$822	$813	1.1

Costs and Expenses
Same-Store Owned Hotels	$570	$538	(6.0)
Hotels Sold or Closed in 2006 and 2005 (16 hotels)	5	44	88.6
Hotels Without Comparable Results (14 hotels)	65	60	(8.3)
Other ancillary hotel operations	—	(1)	(100.0)

Total Owned, Leased and Consolidated Joint Venture Hotels Costs and Expenses	$640	$641	0.2

	Three Months Ended
	March 31,
Same-Store Owned Hotels			%
North America	2006	2005	Variance
Revenue
Same-Store Owned Hotels	$543	$485	12.0
Hotels Sold or Closed in 2006 and 2005 (14 hotels)	5	47	(89.4)
Hotels Without Comparable Results (7 hotels)	72	62	16.1

Total Owned, Leased and Consolidated Joint Venture Hotels Revenue	$620	$594	4.4

Costs and Expenses
Same-Store Owned Hotels	$417	$387	(7.9)
Hotels Sold or Closed in 2006 and 2005 (14 hotels)	5	36	86.1
Hotels Without Comparable Results (7 hotels)	54	44	(22.7)
Other ancillary hotel operations	(1)	(2)	(50.0)

Total Owned, Leased and Consolidated Joint Venture Hotels Costs and Expenses	$475	$465	(2.2)

	Three Months Ended
	March 31,
Same-Store Owned Hotels			%
International	2006	2005	Variance
Revenue
Same-Store Owned Hotels	$192	$190	1.0
Hotels Sold or Closed in 2006 and 2005 (2 hotels)	—	9	(100.0)
Hotels Without Comparable Results (7 hotels)	10	20	(50.0)

Total Owned, Leased and Consolidated Joint Venture Hotels Revenue	$202	$219	(7.8)

Costs and Expenses
Same-Store Owned Hotels	$153	$151	(1.0)
Hotels Sold or Closed in 2006 and 2005 (2 hotels)	—	8	100.0
Hotels Without Comparable Results (7 hotels)	11	16	31.3
Other ancillary hotel operations	1	1	—

Total Owned, Leased and Consolidated Joint Venture Hotels Costs and Expenses	$165	$176	6.3

(1)	Same-Store Owned Hotel Results exclude 16 hotels sold or closed in 2006 and 2005 and 14 hotels without comparable results.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Owned Hotel Results — Same Store (1)
For the Three Months Ended
March 31, 2006
UNAUDITED

	WORLDWIDE			NORTH AMERICA			INTERNATIONAL
	2006	2005	Var.	2006	2005	Var.	2006	2005	Var.
	111 Hotels			75 Hotels			36 Hotels

SAME STORE OWNED HOTELS
REVPAR ($)	119.15	108.54	9.8%	119.36	105.85	12.8%	118.54	116.47	1.8%
ADR ($)	177.01	165.26	7.1%	177.57	160.55	10.6%	175.36	179.38	(2.2%)
OCCUPANCY (%)	67.3%	65.7%	1.6	67.2%	65.9%	1.3	67.6%	64.9%	2.7

		47			29			18

SHERATON
REVPAR ($)	94.35	87.33	8.0%	94.82	85.98	10.3%	93.36	90.15	3.6%
ADR ($)	146.61	137.43	6.7%	151.52	137.28	10.4%	137.17	137.73	(0.4%)
OCCUPANCY (%)	64.4%	63.5%	0.9	62.6%	62.6%	0.0	68.1%	65.5%	2.6

		27			18			9

WESTIN
REVPAR ($)	142.10	128.48	10.6%	133.59	117.57	13.6%	176.18	172.07	2.4%
ADR ($)	192.90	178.69	8.0%	178.60	159.84	11.7%	254.80	263.60	(3.3%)
OCCUPANCY (%)	73.7%	71.9%	1.8	74.8%	73.6%	1.2	69.1%	65.3%	3.8

		10			2			8

ST. REGIS/LUXURY COLLECTION
REVPAR ($)	222.45	209.85	6.0%	290.19	255.90	13.4%	161.76	168.59	(4.1%)
ADR ($)	345.34	349.41	(1.2%)	365.79	345.51	5.9%	316.86	354.85	(10.7%)
OCCUPANCY (%)	64.4%	60.1%	4.3	79.3%	74.1%	5.2	51.1%	47.5%	3.6

		10			10

W
REVPAR ($)	183.03	158.10	15.8%	183.03	158.10	15.8%
ADR ($)	253.90	228.50	11.1%	253.90	228.50	11.1%
OCCUPANCY (%)	72.1%	69.2%	2.9	72.1%	69.2%	2.9

		17			16			1

OTHER
REVPAR ($)	78.16	71.58	9.2%	71.94	63.37	13.5%	114.17	119.15	(4.2%)
ADR ($)	126.10	121.43	3.8%	123.28	116.51	5.8%	137.60	139.59	(1.4%)
OCCUPANCY (%)	62.0%	58.9%	3.1	58.4%	54.4%	4.0	83.0%	85.4%	(2.4)

(1)	Hotel Results exclude 16 hotels sold or closed and 14 hotels without comparable results during 2005 & 2006

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Owned Hotel Results — Same Store (1)
For the Three Months Ended
March 31, 2006
UNAUDITED ($ thousands)

	WORLDWIDE			NORTH AMERICA			INTERNATIONAL
	2006	2005	Var.	2006	2005	Var.	2006	2005	Var.
	111 Hotels			75 Hotels			36 Hotels

SAME STORE OWNED HOTELS
Total REVENUE	734,842	674,796	8.9%	543,439	485,199	12.0%	191,403	189,597	1.0%
Total EXPENSE	569,939	537,871	(6.0%)	416,908	386,405	(7.9%)	153,031	151,467	(1.0%)

		47			29			18

SHERATON
REVENUE	277,712	255,820	8.6%	183,639	163,778	12.1%	94,073	92,042	2.2%
EXPENSE	223,405	210,692	(6.0%)	151,945	141,720	(7.2%)	71,460	68,972	(3.6%)

		27			18			9

WESTIN
REVENUE	244,778	225,330	8.6%	182,059	163,910	11.1%	62,719	61,420	2.1%
EXPENSE	173,645	164,920	(5.3%)	125,588	117,247	(7.1%)	48,057	47,673	(0.8%)

		10			2			8

ST. REGIS/LUXURY COLLECTION
REVENUE	76,248	71,943	6.0%	50,515	44,975	12.3%	25,733	26,968	(4.6%)
EXPENSE	57,476	55,718	(3.2%)	32,113	29,162	(10.1%)	25,363	26,556	4.5%

		10			10

W
REVENUE	89,451	78,706	13.7%	89,451	78,706	13.7%
EXPENSE	72,201	66,433	(8.7%)	72,201	66,433	(8.7%)

		17			16			1

OTHER
REVENUE	46,653	42,997	8.5%	37,775	33,830	11.7%	8,878	9,167	(3.2%)
EXPENSE	43,212	40,108	(7.7%)	35,061	31,842	(10.1%)	8,151	8,266	1.4%

(1)	Hotel Results exclude 16 hotels sold or closed and 14 hotels without comparable results during 2005 & 2006

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Worldwide Hotel Results — Same Store
For the Three Months Ended March 31, 2006
UNAUDITED

	Systemwide (1) - North America			Systemwide (1) - International
	2006	2005	Var.	2006	2005	Var.

TOTAL HOTELS
REVPAR ($)	104.92	93.61	12.1%	94.80	88.55	7.1%
ADR ($)	153.83	141.12	9.0%	148.60	141.34	5.1%
OCCUPANCY (%)	68.2%	66.3%	1.9	63.8%	62.7%	1.1

SHERATON
REVPAR ($)	92.53	83.24	11.2%	89.23	82.05	8.8%
ADR ($)	138.79	126.40	9.8%	138.76	128.87	7.7%
OCCUPANCY (%)	66.7%	65.9%	0.8	64.3%	63.7%	0.6

WESTIN
REVPAR ($)	127.43	113.35	12.4%	114.73	112.74	1.8%
ADR ($)	179.81	164.30	9.4%	179.56	183.67	(2.2%)
OCCUPANCY (%)	70.9%	69.0%	1.9	63.9%	61.4%	2.5

ST. REGIS/LUXURY COLLECTION
REVPAR ($)	228.56	202.31	13.0%	145.95	147.40	(1.0%)
ADR ($)	311.93	287.45	8.5%	273.79	279.84	(2.2%)
OCCUPANCY (%)	73.3%	70.4%	2.9	53.3%	52.7%	0.6

W
REVPAR ($)	185.04	160.74	15.1%	122.99	87.63	40.4%
ADR ($)	256.84	232.74	10.4%	237.87	217.66	9.3%
OCCUPANCY (%)	72.0%	69.1%	2.9	51.7%	40.3%	11.4

FOUR POINTS
REVPAR ($)	57.13	51.44	11.1%	69.34	61.96	11.9%
ADR ($)	91.44	84.00	8.9%	102.88	96.96	6.1%
OCCUPANCY (%)	62.5%	61.2%	1.3	67.4%	63.9%	3.5

OTHER
REVPAR ($)	99.01	83.99	17.9%
ADR ($)	124.89	135.39	(7.8%)
OCCUPANCY (%)	79.3%	62.0%	17.3

(1)	Includes same store owned, leased, consolidated JV, managed, unconsolidated JV and franchised hotels

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Worldwide Hotel Results — Same Store
For the Three Months Ended March 31, 2006
UNAUDITED

	Systemwide (1)			Company Operated (2)
	2006	2005	Var.	2006	2005	Var.
TOTAL WORLDWIDE
REVPAR ($)	101.18	91.72	10.3%	112.75	102.23	10.3%
ADR ($)	151.98	141.20	7.6%	166.79	155.36	7.4%
OCCUPANCY (%)	66.6%	65.0%	1.6	67.6%	65.8%	1.8

NORTH AMERICA
REVPAR ($)	104.92	93.61	12.1%	124.71	111.21	12.1%
ADR ($)	153.83	141.12	9.0%	176.66	163.23	8.2%
OCCUPANCY (%)	68.2%	66.3%	1.9	70.6%	68.1%	2.5

EUROPE
REVPAR ($)	95.62	95.48	0.1%	104.19	103.14	1.0%
ADR ($)	160.12	166.93	(4.1%)	173.52	181.65	(4.5%)
OCCUPANCY (%)	59.7%	57.2%	2.5	60.0%	56.8%	3.2

ASIA PACIFIC
REVPAR ($)	94.26	87.31	8.0%	89.44	85.18	5.0%
ADR ($)	144.68	135.26	7.0%	140.35	134.56	4.3%
OCCUPANCY (%)	65.1%	64.5%	0.6	63.7%	63.3%	0.4

AFRICA & MIDDLE EAST
REVPAR ($)	97.16	87.80	10.7%	97.16	86.86	11.9%
ADR ($)	149.72	128.61	16.4%	149.35	126.89	17.7%
OCCUPANCY (%)	64.9%	68.3%	(3.4)	65.1%	68.4%	(3.3)

LATIN AMERICA
REVPAR ($)	90.73	72.52	25.1%	102.98	82.71	24.5%
ADR ($)	129.34	111.66	15.8%	145.35	122.69	18.5%
OCCUPANCY (%)	70.1%	64.9%	5.2	70.8%	67.4%	3.4

(1)	Includes same store owned, leased, consolidated JV, managed, unconsolidated JV and franchised hotels

(2)	Includes same store owned, leased, consolidated JV, managed and unconsolidated JV hotels

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Management Fees, Franchise Fees and Other Income
For the Three Months Ended March 31, 2006
UNAUDITED ($ millions)

		Worldwide
	2006	2005	Variance	% Variance
Management Fees:
Base Fees	32	24	8	33.3%
Incentive Fees	24	12	12	100.0%

Total Management Fees	56	36	20	55.6%

Franchise Fees	36	30	6	20.0%

Total Management & Franchise Fees	92	66	26	39.4%

Other Management & Franchise Revenues (1)	10	10	—	—

Total Management & Franchise Revenues	102	76	26	34.2%

Other (2)	30	28	2	7.1%

Management Fees, Franchise Fees and Other Income	132	104	28	26.9%

(1)	Other Management & Franchise Fees primarily includes the amortization of deferred gains resulting from the sales of hotels subject to long-term management contracts and termination fees.

(2)	Other primarily includes revenues from Bliss and other miscellaneous revenue.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Vacation Ownership & Residential Revenues and Expenses
For the Three Months Ended March 31, 2006
UNAUDITED ($ millions)

	2006	2005	% Variance
Originated Sales Revenues (1) — Vacation Ownership Sales	192	162	18.5%
Other Sales and Services Revenues (2)	33	28	17.9%
Deferred Revenues — Percentage of Completion	(64)	7	n/m
Deferred Revenues — Other (3)	(6)	(10)	40.0%

Vacation Ownership Sales and Services Revenues	155	187	(17.1%)
Residential Sales and Services Revenues	39	44	(11.4%)

Total Vacation Ownership & Residential Sales and Services Revenues	194	231	(16.0%)

Originated Sales Expenses (4) — Vacation Ownership Sales	125	104	(20.2%)
Other Expenses (5)	39	31	(25.8%)
Deferred Expenses — Percentage of Completion	(31)	4	n/m
Deferred Expenses — Other	3	(6)	n/m

Vacation Ownership Expenses	136	133	(2.3%)
Residential Expenses	29	34	14.7%

Total Vacation Ownership & Residential Expenses	165	167	1.2%

(1)	Timeshare sales revenue originated at each sales location before deferrals of revenue for U.S. GAAP reporting purposes

(2)	Includes resort income, interest income, gain on sale of notes receivable, and miscellaneous other revenues

(3)	Includes deferral of revenue for contracts still in rescission period, contracts that do not yet meet the requirements of SFAS No. 66 or SFAS No. 152 and, in 2006, provision for loan loss

(4)	Timeshare cost of sales and sales & marketing expenses before deferrals of sales expenses for U.S. GAAP reporting purposes

(5)	Includes resort, general and administrative, and other miscellaneous expenses
Note: Deferred revenue is calculated based on the Percentage of Completion (“POC”) of the project. Deferred expenses, also based on POC, includes product costs and direct sales and marketing costs only. Indirect sales and marketing costs are no longer deferred per SFAS 152 as of January 1, 2006.

n/m = not meaningful

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Debt Portfolio Summary
As of March 31, 2006
UNAUDITED

	Interest	Balance		Interest	Avg Maturity
Debt	Terms	(in millions)	% of Portfolio	Rate	(in years)
Floating Rate Debt:

Senior credit facility Revolving credit facility	Various + .525%	$1,116	26%	5.33%	4.7

Mortgages and other	Various	424	10%	4.05%	1.2

Interest rate swaps	LIBOR + 4.23%	300	7%	9.23%

Total Floating		1,840	43%	5.67%	3.7

Fixed Rate Debt:

Sheraton Holding public debt		598	14%	7.47%	12.1

Senior notes (1)		1,485	35%	6.70%	3.7

Convertible debt		360	9%	3.50%	0.1

Mortgages and other		136	3%	7.52%	8.9

Interest rate swaps		(300)	(7%)	7.88%

Total Fixed		2,279	54%	6.34%	5.4

Total		$4,119	97%	6.01%	4.8

Floating rate debt classified as held for sale		30	1%	5.30%	3.8

Fixed rate debt classified as held for sale		77	2%	8.84%	11.3

Total debt classified as held for sale		$107	3%	7.85%	9.2

Total Debt		$4,226	100%	6.09%	4.9

(1)	Balance consists of outstanding public debt of $1.497 billion and a $15 million fair value adjustment related to the unamortized gain on fixed to floating interest rate swaps terminated in September 2002 and March 2004 and a ($27) million fair value adjustment related to current fixed to floating interest rate swaps.

Maturities
<1 year	$758
1-3 years	807
4-5 years	1,112
>5 years	1,549

$4,226

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Hotels without Comparable Results & Other Selected Items
As of March 31, 2006
UNAUDITED ($ millions)
Properties without comparable results in 2006:

Property	Location
W New Orleans — French Quarter	New Orleans, LA
W New Orleans	New Orleans, LA
St. Regis Aspen	Aspen, CO
Sheraton Bal Harbour Beach Resort	Bal Harbour, FL
St. Regis New York	New York, NY
Caesars Paradise Stream	Mount Pocono, PA
St. Regis Hotel, San Francisco	San Francisco, CA
Hotel Des Bains	Venice Lido, Italy
The Westin Excelsior, Venice Lido	Venice Lido, Italy
Hotel Santa Maria de el Paular	Rascafria, Spain
Westin Regina Resort — Cancun	Cancun, Mexico
Sheraton Cancun Resort & Towers	Cancun, Mexico
Sheraton Fiji	Nadi, Fiji
Westin Royal Denarau	Nadi, Fiji
Properties sold or closed in 2006 and 2005:

Property	Location
Sheraton Denver Tech Center	Englewood, CO
Deerfield Beach Hilton	Ft. Lauderdale, FL
Raphael	Chicago, IL
Sheraton Chapel Hill	Chapel Hill, NC
St. Regis Washington, DC	Washington, DC
Sheraton Russell Hotel	New York, NY
Westin Philadelphia	Philadelphia, PA
Westin Princeton at Forrestal Village	Princeton, NJ
Sheraton Ft. Lauderdale Airport Hotel	Dania, FL
Westin Hotel Long Beach	Long Beach, CA
Sheraton Suites San Diego	San Diego, CA
Sheraton Framingham Hotel	Framingham, MA
Westin Embassy Row, Washington D.C.	Washington, DC
Sheraton Suites Key West	Key West, FL
Hotel Danieli	Venice, Italy
Sheraton Lisboa Hotel & Towers	Lisbon, Portugal
Selected Balance Sheet and Cash Flow Items:

Cash and cash equivalents (including restricted cash of $295 million)	$1,055
Debt (including debt classified as held for sale)	$4,226
Revenues and Expenses Associated with Assets Sold in the First Quarter of 2006 or Expected to be Sold in the Second Quarter of 2006 (1):

	Q1	Q2	Q3	Q4	Full Year

Hotels Sold in the First Quarter of 2006:
2006
Revenues	$5	$—	$—	$—	$5
Expenses	$6	$—	$—	$—	$6

2005
Revenues	$21	$24	$18	$19	$82
Expenses	$15	$15	$15	$14	$59

Hotels Classified as Held for Sale at March 31, 2006:
2006
Revenues	$271	$—	$—	$—	$271
Expenses	$206	$—	$—	$—	$206

2005
Revenues	$248	$310	$283	$304	$1,145
Expenses	$194	$209	$199	$211	$813

(1)	Results consist of 5 hotels sold in the first quarter of 2006 and 35 hotels which are classifed as held for sale at March 31, 2006. These amounts are included in the revenues and expenses from owned, leased and consolidated joint venture hotels in 2006 and 2005.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Capital Expenditures
For the Three Months Ended March 31, 2006
UNAUDITED ($ millions)

Capital Expenditures:
Owned, Leased and Consolidated Joint Venture Hotels	70
Corporate/IT	11

Subtotal	81

Vacation Ownership Capital Expenditures:
Capital expenditures (includes land acquisitions)	24
Net capital expenditures for inventory (1)	5

Subtotal	29

Development Capital	20

Total Capital Expenditures	130

(1)	Represents gross inventory capital expenditures of $39 million less cost of sales of $34 million for the three months ended March 31, 2006.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Summary of Portfolio by Properties & Rooms
As of March 31, 2006
UNAUDITED

	NAD		EAME		LAD		ASIA		Total
	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms	Hotels	Rooms
Owned
Sheraton	30	14,839	11	3,060	7	3,235	3	1,028	51	22,162
Westin	18	9,108	8	1,949	3	901	—	—	29	11,958
Four Points	6	1,153	—	—	—	—	1	630	7	1,783
W	12	4,294	—	—	—	—	—	—	12	4,294
Luxury Collection	1	654	7	828	2	320	—	—	10	1,802
St. Regis	4	900	1	161	—	—	—	—	5	1,061
Other	11	2,634	—	—	—	—	—	—	11	2,634

Total Owned	82	33,582	27	5,998	12	4,456	4	1,658	125	45,694

Managed & UJV
Sheraton	41	20,561	71	20,761	13	2,370	45	15,751	170	59,443
Westin	36	19,882	8	2,303	—	—	11	4,253	55	26,438
Four Points	1	475	7	1,019	2	263	2	387	12	2,144
W	5	903	—	—	1	237	1	253	7	1,393
Luxury Collection	6	1,427	7	1,303	8	188	—	—	21	2,918
St. Regis	3	596	1	95	—	—	2	591	6	1,282
Le Méridien	6	1,192	72	16,640	3	839	23	5,205	104	23,876
Other	2	2,672	—	—	—	—	—	—	2	2,672

Total Managed & UJV	100	47,708	166	42,121	27	3,897	84	26,440	377	120,166

Franchised
Sheraton	119	37,190	27	6,747	4	1,294	18	6,793	168	52,024
Westin	24	8,724	3	1,142	3	598	5	1,226	35	11,690
Four Points	86	14,831	11	1,482	9	1,350	1	126	107	17,789
Luxury Collection	1	249	14	1,721	—	—	—	—	15	1,970
Le Méridien	3	982	11	3,820	—	—	5	2,774	19	7,576

Total Franchised	233	61,976	66	14,912	16	3,242	29	10,919	344	91,049

Systemwide
Sheraton	190	72,590	109	30,568	24	6,899	66	23,572	389	133,629
Westin	78	37,714	19	5,394	6	1,499	16	5,479	119	50,086
Four Points	93	16,459	18	2,501	11	1,613	4	1,143	126	21,716
W	17	5,197	—	—	1	237	1	253	19	5,687
Luxury Collection	8	2,330	28	3,852	10	508	—	—	46	6,690
St. Regis	7	1,496	2	256	—	—	2	591	11	2,343
Le Méridien	9	2,174	83	20,460	3	839	28	7,979	123	31,452
Other	13	5,306	—	—	—	—	—	—	13	5,306

Total Systemwide	415	143,266	259	63,031	55	11,595	117	39,017	846	256,909

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
Vacation Ownership Inventory Pipeline
As of March 31, 2006
UNAUDITED

	# Resorts			# of Units (1)
		In	In Active		Pre-sales/	Future	Total at
Brand	Total(2)	Operations	Sales	Completed(3)	Development(4)	Capacity(5),(6)	Buildout
Sheraton	7	6	6	2,574	137	1,703	4,414
Westin	7	4	6	625	564	325	1,514
St. Regis	2	1	2	25	22	—	47
Unbranded	3	3	—	124	—	1	125

Total SVO, Inc.	19	14	14	3,348	723	2,029	6,100

Unconsolidated Joint Ventures (UJV’s)	2	1	1	198	—	36	234

Total including UJV’s	21	15	15	3,546	723	2,065	6,334

Total Intervals Including UJV’s(7)				184,392	37,596	107,380	329,368

(1)	Lockoff units are considered as one unit for this analysis.

(2)	Includes resorts in operation, active sales, and announced new resorts, Sheraton Kauai and St. Regis Punta Mita (UJV).

(3)	Completed units include those units that have a certificate of occupancy.

(4)	Units in Pre-sales/Development are in various stages of development (including the permitting stage), most of which are currently being offered for sale to customers.

(5)	Based on owned land and average density in existing marketplaces.

(6)	Future units indicated above include planned timeshare units on land owned by the Company or applicable UJV that have received all major governmental land use approvals for the development of timeshare. There can be no assurance that such units will in fact be developed and, if developed, the time period of such development (which may be more than several years in the future). Some of the projects may require additional third-party approvals or permits for development and build out and may also be subject to legal challenges as well as a commitment of capital by the Company. The actual number of units to be constructed may be significantly lower than the number of future units indicated.

(7)	Assumes 52 intervals per unit.